Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Electrocore, LLC, Subsidiaries and Affiliate:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

June 5, 2018